Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces Fiscal Fourth Quarter and Full Year 2007 Results

$340 Million in Stock Repurchased During the Year

Company Provides Outlook for Fiscal 2008

New York, NY, March 14, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the fiscal fourth quarter and full year of 2007 ended February 2, 2008. For the full year of fiscal 2007, diluted earnings per share, on a GAAP basis, were $1.53, including $0.31 in one-time restructuring costs. Excluding one-time restructuring costs, diluted earnings per share for the full year were $1.84, compared with $1.98 in fiscal 2006.

On January 30, 2008, the Company announced a multi-year, strategic restructuring program, expected to deliver $50 million in ongoing annualized pre-tax savings by fiscal 2010. Key elements of the program include the optimization of the Company’s store portfolio, including the closure of 117 underperforming stores over the 2008-2010 period; an organizational streamlining, primarily involving the downsizing of the Company’s headquarters staff by approximately 13%, which was completed in January 2008; and a broad-based productivity initiative, including the strategic procurement of non-merchandise goods and services. Total pre-tax costs associated with the implementation of the program are expected to be approximately $40-45 million over the three-year period. The Company expects this program to dramatically improve its efficiency, effectiveness and profitability over the next three years and beyond.

Commenting on the results of the year, Ann Taylor President & Chief Executive Officer Kay Krill stated, “Following a record year in fiscal 2006, this past year proved to be more difficult, given the soft macroeconomic environment and resultant impact on the retail sector and our Company. Importantly, we managed our inventory levels and in-store metrics very well all year, and we are entering fiscal 2008 in excellent shape, in this regard. Thus, while we expect fiscal 2008 to be challenging—particularly in the first half—we are confident that the actions we are taking, including evolving our brands to ensure they remain compelling and exciting, scaling back new store growth, implementing our restructuring program to reduce our cost structure, aggressively expanding our Ann Taylor Factory business and launching our new LOFT Outlet concept, will position the Company prudently in this uncertain environment. We believe we are well positioned for growth and success, as the economy improves.”

The Company indicated that, due to the timing of its fiscal calendar, the fourth quarter and full year of fiscal 2007 included one less week than the comparable periods in fiscal 2006. The extra week of sales in fiscal 2006 benefited the fourth quarter and full year of fiscal 2006 by approximately $31 million. The Company further indicated that its comparable store sales results are reported on an equivalent-week basis.

ANNTAYLOR

Fourth Quarter Results

Net sales for the 13-week fourth quarter of fiscal 2007 were $600.8 million, compared with net sales of $610.5 million in the 14-week fourth quarter of fiscal 2006. Excluding the extra week in fiscal 2006, net sales increased approximately 3.7% in the fourth quarter of fiscal 2007.

By division, net sales at Ann Taylor were $214.0 million in the 13-week fourth quarter of fiscal 2007, compared with net sales of $243.4 million in the 14-week fourth quarter of fiscal 2006. On the same basis, net sales at LOFT were $293.3 million in the fourth quarter of fiscal 2007, compared with net sales of $284.8 million in the fourth quarter of fiscal 2006. The extra week in fiscal 2006 benefited Ann Taylor sales by $13.4 million and LOFT sales by $13.3 million. Excluding the impact of the extra week in fiscal 2006, net sales at Ann Taylor declined approximately 7.0% and net sales at LOFT increased approximately 8.0%.

Comparable store sales for the quarter declined 3.2% versus the prior year. By division, comparable store sales at Ann Taylor declined 7.8%, reflecting a double-digit decline in traffic that was only partially offset by solid in-store metrics, as Ann Taylor’s assortments lacked the “newness” that clients are increasingly seeking. At LOFT, comparable store sales declined 0.5%, also reflecting a double-digit decline in traffic, which was almost entirely offset by strong in-store metrics and positive client response to the division’s product assortments.

Gross margin, as a percentage of net sales, increased 1.1 margin points to 48.7% in the fourth quarter of fiscal 2007, compared with a gross margin of 47.6% in the fourth quarter of fiscal 2006. The increase in gross margin was entirely driven by strength at LOFT, due to positive client response to the division’s product offering versus last year, partially offset by weakness at Ann Taylor.

Selling, general and administrative expenses for the fourth quarter of fiscal 2007 were $274.2 million, or 45.6% of net sales, compared to $260.0 million, or 42.6% of net sales, for the fourth quarter of fiscal 2006. The increase in selling, general and administrative expenses as a percentage of net sales primarily reflected the benefit in 2006 related to the extra week of sales, as well as the impact of deleveraging in the 2007 period, due to lower comparable store sales.

During the quarter, the Company recorded a pre-tax restructuring charge of approximately $30.1 million, comprised of a $25.2 million non-cash write-down of assets associated with planned store closures, and $4.9 million in cash charges primarily related to severance associated with the Company’s organizational streamlining. On an after-tax basis, the restructuring program impact in the fourth quarter of 2007 was $18.2 million, or $0.30 per diluted share.

ANNTAYLOR

Excluding the aforementioned restructuring charge, operating income in the quarter was $18.2 million, compared with operating income of $30.5 million in fiscal 2006.

The Company reported a net loss in the fourth quarter of fiscal 2007, on a GAAP basis, of $6.7 million, or $0.11 per diluted share, including the impact of the restructuring charge. Excluding the restructuring charge, net income in the quarter was $11.5 million, or $0.19 per diluted share, compared with net income of $21.5 million, or $0.31 per diluted share, in the fourth quarter of 2006.

During the quarter, the company opened four Ann Taylor stores, 12 LOFT stores and one Ann Taylor Factory store, and closed nine Ann Taylor stores. The total store count at the end of the quarter was 929, comprised of 349 Ann Taylor stores, 512 LOFT stores and 68 Ann Taylor Factory stores.

During the quarter, the Company repurchased approximately 0.9 million shares of its common stock at an approximate cost of $26 million.

Full Year Results

Net sales for the 52-week full year of fiscal 2007 advanced to $2.4 billion, compared with net sales of $2.3 billion for the 53-week full year of fiscal 2006. Excluding the extra week in fiscal 2006, net sales increased approximately 3.7% in fiscal 2007.

By division, net sales at Ann Taylor were $866.6 million in the 52-week fiscal 2007, compared with net sales of $912.8 million for the 53 weeks of fiscal 2006. On the same basis, net sales at LOFT were $1,174.4 million in fiscal 2007, compared with net sales of $1,146.5 million in fiscal 2006. The extra week in fiscal 2006 benefited Ann Taylor sales by $13.4 million and LOFT sales by $13.3 million. Excluding the extra week in fiscal 2006, net sales at Ann Taylor declined approximately 3.6%, and net sales at LOFT increased approximately 3.6%.

Comparable store sales for the year decreased 3.3% versus the prior year. By division, comparable store sales at Ann Taylor decreased 3.7% in fiscal 2007 and, at LOFT, comparable store sales decreased 5.4% in fiscal 2007. The decline for the year at LOFT was entirely due to significant softness experienced in the first half of the year.

Gross margin as a percent of net sales decreased 1.5 margin points to 52.2% in fiscal 2007, versus 53.7% in fiscal 2006. This decline was due to lower margins at both Ann Taylor and LOFT for the year, partially offset by strength at Factory. The Company noted that LOFT’s margins were particularly soft in the first half of fiscal 2007 but fully recovered and were significantly above year-ago in the second half of the year.

ANNTAYLOR

Total inventory on a per square foot basis at the end of fiscal 2007 was up 1%, due to timing of inventory in transit, stemming primarily from the earlier timing of Easter in fiscal 2008. Total in-store inventory on a per square foot basis was down 16% at year-end. By division, inventory on a per square foot basis at Ann Taylor, excluding Beauty, increased 4%, reflecting higher in-transit inventory, partially offset by a 7% decline in in-store inventory. At LOFT, year-end inventory on a per square foot basis decreased 7%, reflecting a 34% decline in in-store inventory, partially offset by higher in-transit inventory.

Selling, general and administrative expenses for fiscal 2007 were $1,063.6 million, or 44.4% of net sales, compared to $1,033.2 million, or 44.1% of net sales, in fiscal 2006. The increase in selling, general and administrative expenses as a percentage of net sales was largely due to the benefit in 2006 related to the extra week of sales, as well as the impact of deleveraging in the 2007 period. Partially offsetting these factors was lower performance-based compensation costs.

The Company recorded pre-tax restructuring charges totaling approximately $32.3 million in fiscal 2007, comprised of a $25.2 million non-cash write-down of assets associated with store closings and $7.1 million in severance and other cash expenses related to implementing the program. On an after-tax basis, the restructuring program impact for the full year fiscal 2007 was approximately $19.5 million, or $0.31 per diluted share.

Excluding the aforementioned restructuring charges, operating income in fiscal 2007 was $187.6 million, compared to operating income of $223.8 million in fiscal 2006. On the same basis, net income in fiscal 2007 was $116.7 million, or $1.84 per diluted share, compared with net income of $143.0 million, or $1.98 per diluted share, in fiscal 2006.

During fiscal 2007, the Company repurchased approximately 9.3 million shares of its common stock a total cost of $340 million.

The Company opened a total of 77 new stores and closed a total of 17 stores, during fiscal 2007, ending the year at a total store count of 929 stores. Ann Taylor opened 14 new stores during the year and closed 13 older ones, while LOFT opened 52 new stores and closed four, and Factory opened 11 new stores.

Total Company store square footage for fiscal 2007 increased approximately 7% to 5.4 million square feet, versus 5.1 million square feet at fiscal year-end 2006. By division, total square footage at the end of fiscal 2007 was 1.9 million for Ann Taylor and 3.0 million for LOFT. As part of the Company’s restructuring program, the 117 underperforming stores slated for closure over the fiscal 2008-2010 period are comprised of 39 Ann Taylor stores and 78 LOFT stores. The Company indicated that its outlook for store potential of each of its businesses remains unchanged.

ANNTAYLOR

Fiscal 2008 Outlook

The Company has planned its business conservatively for 2008, based on ongoing macroeconomic uncertainty and current weak traffic trends in the business. In this context, the Company expects earnings per diluted share in fiscal 2008, excluding one-time restructuring costs, to be in the range of $1.80 to $1.90.

The Company indicated that, given the current environment and potential volatility in performance based on factors outside of its control, it has decided to provide earnings guidance for the next few quarters on a quarter-by-quarter basis. At the same time, the Company noted that, effective immediately, it will discontinue reporting sales on a monthly basis, but will continue to report sales and earnings on a quarterly basis.

The Company expects the first quarter of fiscal 2008 to be the most challenging of the year, from a sales and margin perspective. Earnings per diluted share for the quarter, excluding one-time restructuring costs, are expected to be in the range of $0.35 to $0.40. The Company expects its performance to improve in the second quarter and throughout the year.

The primary drivers of the Company’s full-year outlook are provided below.

•	Total net sales growth in the low single digits, with comparable store sales flat to slightly negative for the year.

•

Total square footage decline of approximately 2% at year-end, reflecting a reduction of square footage associated with the 64 stores being closed in fiscal 2008 related to the restructuring, partially offset by the opening of approximately 50-55 new stores.

•	The sales reduction impact associated with stores closing during the year is estimated at approximately $35 million, with minimal operating income impact.

•	Costs totaling approximately $15 million associated with the launch of LOFT Outlet in the summer and the New Concept launch in 2009.

•	Restructuring program savings of approximately $20-25 million, excluding anticipated one-time restructuring costs of $7-10 million.

•

Gross margin improvement expected for the year, with SG&A rate under pressure due to flat to slightly negative comps, costs associated with the Company’s growth initiatives and an expected year-over-year increase in performance-based compensation.

•	Capital expenditures of approximately $125 million.

•	Continued repurchase of shares under the Company’s existing share repurchase authorization.

In support of the Company’s outlook for fiscal 2008, it plans to open approximately four Ann Taylor stores, 15 LOFT stores, 20-25 Ann Taylor Factory Stores and 10 Loft Outlet stores.

ANNTAYLOR

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 929 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 2, 2008.

Contacts:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

-or-

Judith Pirro

Director of Investor Relations

Ann Taylor Stores Corporation

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Twelve Months Ended February 2, 2008 and February 3, 2007

(unaudited)

	Quarters Ended		Twelve Months Ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
	(in thousands, except per share amounts)
Net sales	$600,801	$610,475	$2,396,510	$2,342,907
Cost of sales	308,429	319,944	1,145,246	1,085,897

Gross margin	292,372	290,531	1,251,264	1,257,010
Selling, general and administrative expenses	274,185	259,986	1,063,623	1,033,173
Restructuring and asset impairment charges	30,055	—	32,255	—

Operating (loss) income	(11,868)	30,545	155,386	223,837
Interest income	1,629	4,674	7,826	17,174
Interest expense	575	551	2,172	2,230

(Loss) income before income taxes	(10,814)	34,668	161,040	238,781
Income tax (benefit) provision	(4,143)	13,137	63,805	95,799

Net (loss) income	$(6,671)	$21,531	$97,235	$142,982

Earnings per share:
Basic (loss) earnings per share of common stock	$(0.11)	$0.31	$1.55	$2.01
Weighted average shares outstanding	60,125	69,438	62,753	70,993
Diluted (loss) earnings per share of common stock	$(0.11)	$0.31	$1.53	$1.98
Weighted average shares outstanding, assuming dilution	60,125	70,400	63,452	72,107

Number of stores open at beginning of period	921	856	869	824
Number of stores opened during period	17	21	77	70
Number of stores closed during period	(9)	(8)	(17)	(25)
Number of stores open at end of period	929	869	929	869
Number of stores expanded/relocated during period *	4	4	14	16

Total store square footage at end of period (000’s)	5,410	5,079

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

February 2, 2008 and February 3, 2007

(unaudited)

	February 2, 2008	February 3, 2007
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$134,025	$360,560
Short-term investments	15,110	—
Accounts receivable	16,944	16,489
Merchandise inventories	250,697	233,606
Deferred income taxes	29,161	25,595
Prepaid expenses and other current assets	67,954	54,355

Total current assets	513,891	690,605
Property and equipment, net	561,270	564,108
Goodwill	286,579	286,579
Deferred financing costs, net	288	652
Deferred income taxes	23,314	18,390
Other assets	8,413	8,169

Total assets	$1,393,755	$1,568,503

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$125,388	$106,519
Accrued salaries and bonus	13,000	28,304
Accrued tenancy	44,945	45,024
Gift certificates and merchandise credits redeemable	54,564	52,989
Accrued expenses	74,979	66,582

Total current liabilities	312,876	299,418
Deferred lease costs	230,052	214,466
Deferred income taxes	1,960	1,591
Other liabilities	9,383	3,117

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,288,607 and 82,155,607 shares issued, respectively	560	559
Additional paid-in capital	781,048	753,030
Retained earnings	766,408	670,307
Accumulated other comprehensive loss	(3,460)	(5,373)

	1,544,556	1,418,523
Treasury stock, 21,408,843 and 12,782,533 shares respectively, at cost	(705,072)	(368,612)

Total stockholders’ equity	839,484	1,049,911

Total liabilities and stockholders’ equity	$1,393,755	$1,568,503